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[LOGO]  WSFS  Financial         834 Market Street, Wilmington, Delaware 19801
              Corporation
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FOR IMMEDIATE RELEASE

                                                       Contact: Stephen A. Fowle

April 6, 2005                                                     (302) 571-6833



                    WSFS REFINANCES TRUST PREFERRED ISSUANCE


         WSFS Financial Corporation (NASDAQ/NMS: WSFS), the parent company of Wilmington Savings Fund Society, FSB, announced today that it had completed an issuance of $65 million aggregate principal amount of Pooled Floating Rate Capital Securities. These securities have a 30-year maturity and are redeemable by the Company after five years. The securities pay a floating interest rate based on three-month LIBOR plus 177 basis points and reprice quarterly.

         The proceeds from this issuance were used to fund the redemption of approximately $50 million of Floating Rate WSFS Capital Trust I Preferred Securities ("WSFS Capital Trust I Securities) and will be used for general corporate purposes including repurchases of the Company's common stock.

         The change in rate, applied to the $50 million of WSFS Capital Trust I Securities, will save the Company an expected $365,000 in annual, after-tax interest savings, or $0.03 per share, for the life of the securities. In the second quarter, and in connection with the redemption, the Company will recognize a non-cash debt extinguishment charge from the write-down of the unamortized debt issuance costs of the called securities. The Company estimates that the write-down charge, net of taxes, will total approximately $728,000, or $0.10 per share.



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[LOGO]  WSFS  Financial         834 Market Street, Wilmington, Delaware 19801
              Corporation
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         The newly issued securities are not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

         Marvin N. Schoenhals, Chairman and President of WSFS said, "We are pleased to be able to take advantage of the pooled trust preferred structure. It provides the Company with an opportunity to realize meaningful interest savings while reducing our capital costs."

         WSFS Financial Corporation is a $2.5 billion financial services company. At December 31, 2004, its principal subsidiary, Wilmington Savings Fund Society, FSB, operated 24 retail banking offices in all three counties in Delaware, as well as Chester and Delaware Counties in Pennsylvania. Other continuing operating subsidiaries include: WSFS Investment Group, Inc., Montchanin Capital Management, Inc. and WSFS Reit, Inc. For more information, please visit the Bank's website at www.wsfsbank.com.

                                      * * *

         Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time or on behalf of the Corporation.

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